Exhibit 99.2

Allied Nevada Achieves Record Production and Sales in the Fourth Quarter of 2012 and Provides 2013 Guidance

January 18, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-MKT: ANV) provides preliminary operating results for the fourth quarter of 2012 and guidance for 2013.

Highlights

•	Record average quarterly mining rate of 210,000 tons per day achieved in the fourth quarter of 2012

•	Gold production up 55% quarter over quarter to approximately 46,900 ounces in the fourth quarter of 2012

•	Gold production in 2013 expected to more than double to 225,000 to 250,000 ounces

•	Gyratory crushing system, new 20,000 gpm Merrill-Crowe plant and north leach pad expected to become operational in 2013

“Our most impressive accomplishments this year have been in advancing our permitting ahead of expectation which has cleared the path for construction and operation of the gyratory crusher and commencement of construction of the mill,” commented Scott Caldwell, President and CEO of Allied Nevada. “We are confident that the challenges we have encountered with the heap leach operation are short term in nature and we are pleased to see the operation is moving in the right direction.”

Q4 and Full Year 2012 Preliminary Production

In the fourth quarter of 2012, we mined a record amount of material totaling 19.3 million tons, including 2.7 million tons of waste, 1.8 million tons of stockpiled mill material and 14.8 million tons of ore placed on the leach pads at average grades of 0.012 ounces per ton (“opt”) gold and 0.11 opt silver. Ounces placed on the leach pads in the fourth quarter totaled approximately 175,900 ounces of gold and 1.6 million ounces of silver. In 2012, tons mined totaled 60.7 million tons, including 27.1 million tons of waste, 3.3 million tons of stockpiled mill material and 30.3 million tons of ore placed on the leach pads at average grades of 0.012 opt gold and 0.21 opt silver. Total ounces placed on the leach pads in 2012 were approximately 371,000 ounces of gold and 6.5 million ounces of silver.

Production at Hycroft in the fourth quarter of 2012 was approximately 46,900 ounces of gold and 238,800 ounces of silver and sales were 41,745 ounces of gold and 214,902 ounces of silver. We achieved record production and sales in the fourth quarter, however we did not meet stated guidance primarily due to slower than anticipated leach kinetics from Bay pit material placed on the leach pads in the third and fourth quarter and extremely cold and wet weather conditions in December. We continue to expect ultimate recovery of 51% for gold and 11% for silver for Bay pit material.

We have accomplished a number of significant milestones in advancing the expansion project in 2012, which include:

•

receipt of a positive record of decision for the Heap Leach Expansion Environmental Impact Statement and permits to construct and operate the gyratory crusher and to begin construction of the mill, all ahead of expectations;

•	completion of the 3.0 million square foot Lewis leach pad;

•	completion of excavation of the gyratory pit and construction commencement of the crushing system;

•	increasing the retort capacity of the currently operating Merrill-Crowe plant;construction and operation of the carbon strip plant;

•	15 new 320-ton Komatsu haul trucks, two 350-ton Caterpillar haul trucks, one EX5500 hydraulic shovel and four high capacity production drills;

•	commencement of construction of the north and south leach pads and the new 20,000 gallon per minute capacity Merrill-Crowe plant; and

•	secured delivery of the wire rope shovels to be delivered approximately one year earlier than planned.

We expect to issue full 2012 financial and operating results later in February 2013.

2013 Guidance

Gold and silver sales at Hycroft are expected to increase in 2013 to approximately 225,000 to 250,000 ounces of gold and 1.5 million to 1.8 million ounces of silver. Sales in the first half of the year are expected to be approximately 90,000 to 100,000 ounces of gold, increasing in the second half of the year. We expect to move 94.1 million tons of material, including 46.5 million tons of ore at average grades of 0.012 opt gold and 0.25 opt silver. With the operation of the two wire rope shovels in the latter half of the year, the mining rate for the first half is expected to average 200,000 tons per day and will increase to average 290,000 tons per day in the second half. The overall strip ratio for 2013 is expected to be 0.6:1. A number of critical projects must be completed to achieve the higher end of the stated guidance range of metal sales. The stated guidance assumes that there will be no material delays in the start-up of the North Leach Pad, new Merrill-Crowe facility or operation of additional mobile equipment. Adjusted cash cost1 for 2013 is expected to be in the range of $565 to $585 per ounce (with silver as a byproduct credit).

Capital expenditures in 2013 are expected to total approximately $374.0 million, of which $130.8 million is expected to be financed with capital leases. Of the $374.0 million in capital expenditures expected in 2013, $21.7 million is for sustaining capital and the remainder is to advance the Hycroft expansion project and includes equipment, infrastructure, engineering, permitting, and support programs. Major additions to mobile equipment in 2013 include nine haul trucks, seven production drills and the first two wire rope shovels, which are expected to become operational in the third quarter and fourth quarter, respectively.

We expect to begin stacking ore on the new leach pad expansion, the north leach pad, by the end of the second quarter of 2013. In addition, the gyratory crushing system and 20,000 gallon per minute Merrill-Crowe facility are expected to come online in the third quarter of 2013.

Company-wide exploration expense is projected to be $7.5 million in 2013 and does not include capitalized drilling. In addition to corporate office expense and annual land holding costs of approximately $3.2 million, we expect exploration dollars in 2013 to be directed towards follow-up drilling of the encouraging results encountered in the Three Hills area of the Hasbrouck project and to test Hycroft regional targets identified in the southern region of the Hycroft property claim block.

[1]	Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 third quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information.

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Conference Call Information

Allied Nevada will host a conference call to discuss Q4 2012 operating results and 2013 guidance on January 18, 2013, at 8:00 am PT (11:00 am ET), followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-877-974-0446

Outside of Canada & US – 1-416-644-3418

Replay (available until February 1, 2013):

Access code: 4592415#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; delays in processing gold and silver, the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, project economics, the realization of expansion and construction activities and the timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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The technical contents of this news release have been prepared under the supervision of David C. Flint, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10360, who is Vice President, Exploration for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated April 9, 2012, filed with SEDAR at www.sedar.com.

Non-GAAP Financial Measures

Adjusted cash costs is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the Company’s performance of the mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

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